EXHIBIT 23.3

CONSENT OF EXPERT

     Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

     I hereby consent to the use of and reference to my name under the heading “Item 4: Description of the Business – Qualified Persons” and disclosure of a scientific and technical nature pursuant to which I have acted in a supervisory capacity under the heading “Item 4: Description of the Business – Monywa Copper Project, Myanmar” in the Company’s Annual Information Form for the year ended December 31, 2004, dated March 30, 2005, and in the 40-F.

  Sincerely,

“Paul Chare”
Name:	Paul Chare
Title:	MAusIMM

  Date:    March 30, 2005